EXHIBIT 10.9
PRENTISS PROPERTIES TRUST
CHANGE IN CONTROL SEVERANCE PROTECTION PLAN
FOR HOURLY AND SALARIED NON-OFFICER EMPLOYEES
ARTICLE I
Effective Date
     Effective as of October 3, 2005 (the “Effective Date”) PRENTISS PROPERTIES TRUST (the “Company”) hereby establishes the PRENTISS PROPERTIES TRUST Change in Control Severance Protection Plan for Hourly and Salaried Non-Officer Employees (the “Plan”) as set forth in this document.
ARTICLE II
Definitions
     For purposes of this Plan, the following terms shall be defined as follows:
     2.1 “Accrued Compensation” shall mean an amount that includes all amounts earned, accrued or otherwise payable to a Participant as of the Participant’s Termination Date including (i) accrued pro rata Base Salary, (ii) accrued bonus (if any), (iii) reimbursement for reasonable and necessary expenses incurred by the Participant on behalf of the Company during the period ending on the Termination Date, and (iv) vacation pay.
     2.2 “Affiliate” means (i) any person directly or indirectly controlling, controlled by, or under common control with such other person, (ii) any executive officer, director, trustee or general partner of such other person, and (iii) any legal entity for which such person acts as an executive officer, director, trustee or general partner. The term “person” means and includes any natural person, corporation, partnership, association, limited liability company or any other legal entity.
     2.3 “Base Salary” shall mean one-twelfth (1/12) of a Participant’s annualized base salary, calculated at the greater of the rate in effect (i) immediately prior to a Change in Control or (ii) as of the Participant’s Termination Date.
     2.4 “Board” means the Board of Trustees of the Company.
     2.5 “Cause” shall mean:
           (a) willful misconduct of the Participant in connection with the performance of any of his or her duties, including without limitation, misappropriation of funds or property of the Company or any of its Affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any of its Affiliates;

           (b) conduct by the Participant that would result in material injury to the reputation of the Company if he or she were retained in his or her position with the Company, including without limitation, conviction of a felony under the laws of the United States or any state thereof, or of an equivalent crime under the laws of any other jurisdiction, bankruptcy, insolvency or general assignment for the benefit of his creditors;
           (c) continued or deliberate neglect or continued poor performance by the Participant of his or her employment duties;
           (d) any failure to comply substantially with any written rules, regulations, policies or procedures of the Company, if such non-compliance could be expected to have a material and adverse effect on the Company’s business and which has not been cured after reasonable notice;
           (e) any willful failure to comply with the Company’s internal policies regarding insider trading or insider dealing which has not been cured after reasonable notice;
           provided, however, that in the case of a determination by the Company that Cause exists based upon clauses (b) or (c) of this definition, the Company shall provide the Participant written notice of such grounds for termination, and the Participant shall have a period of fourteen (14) days in which to cure such Cause; and
     2.6 “Change in Control” shall mean that (a) the Company has consummated a transaction pursuant to any agreement with any person or entity that involves the transfer of ownership of more than fifty percent (50%) of the Company’s total assets or earnings power on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission (including an agreement for the acquisition of the Company by merger, consolidation, or statutory share exchange regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange or for the sale of substantially all of the Company’s assets to the person or entity), (b) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination or combination of these transactions, the persons who were trustees of the Company before such transactions cease to constitute a majority of the Board, or any successor’s board, within two years of the last such transaction, (c) any person or entity is or becomes an Acquiring Person, or (d) during any period of two consecutive calendar years, the Continuing Trustees cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence, “Continuing Trustee” means any member of the Board, while a member of the Board and (1) who was a member of the Board prior to May 11, 2005 or (2) whose subsequent nomination or election to the Board was recommended or approved by a majority of the Continuing Trustees; and “Acquiring Person” means that (i) a person, considered alone or together with all Affiliates and associates of that person or entity, becomes directly or indirectly the beneficial owner of securities representing at least twenty percent (20%) of the Company’s outstanding securities entitled to vote generally in the election of the Board, or (ii) a person or entity enters into an agreement that would result in that person or entity satisfying the conditions in subsection (i) or that would result in an Affiliate’s failure to be an Affiliate.

     2.7 “Code” shall mean the Internal Revenue Code of 1986 as amended and the regulations promulgated thereunder.
     2.8 “Company” shall mean Prentiss Properties Trust, a Maryland real estate trust or any successor thereto.
     2.9 “Continuation Period” shall mean the period commencing on a Participant’s Termination Date that shall be equal to the number of months’ Base Salary that a Participant shall be paid upon a Qualifying Termination.
     2.10 “Disability” shall mean (i) a Participant’s physical or mental inability, confirmed by a licensed physician, to perform substantially any of the material responsibilities of his or her position that continues for a period of not less than 180 consecutive days or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, a Participant’s receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
     2.11 “Effective Date” shall mean the date the Plan is approved by the Board or such other date as the Board shall designate in its resolution approving the Plan.
     2.12 “Good Reason” shall mean:
(a)	the Company requiring the Participant’s relocation more than fifty (50) miles from the Participant’s primary office subsequent to the Change in Control, without such Participant’s consent;

(b)	a material adverse alteration in the nature of his or her position;

(c)	a reduction by the Company of the Participant’s annual base salary or target bonus; or

(d)	an assignment of duties to the Participant that are materially inconsistent with his or her job description at the time the Change in Control took place.
     2.13 “Notice of Termination” shall mean a notice that indicates the specified provisions in this Plan, if any, relied upon as the basis for any termination of employment and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.
     2.14 “Participant” shall mean any hourly or salaried non-officer employee who meets the requirements set forth in Article III hereof.

     2.15 “Plan” shall mean the Prentiss Properties Trust Change in Control Severance Protection Plan for Hourly and Salaried Non-Officer Employees.
     2.16 “Qualifying Termination” shall mean a termination of employment (1) by the Company for any reason other than Cause (including death or Disability) or (2) by the Participant for Good Reason, and in the case of either (1) or (2), within six months of a Change in Control for purposes of eligibility for the Severance Benefit; provided, however, that if any such termination occurs within six months prior to a Change in Control and the Company determines that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control that actually occurs, then the termination of such Participant shall be deemed to be a Qualifying Termination and such Participant shall be eligible for the benefits provided under Article IV immediately upon the occurrence of the Change in Control.
     2.17 Notwithstanding anything contained in this Plan to the contrary, no termination of employment will be deemed to have occurred if it is a result of (1) the sale of one or more properties owned by the Company in the normal course of business, (2) the sale of one or more properties owned by the Company in Colorado, Illinois or Michigan or (3) the loss of third party management and/or leasing contracts in the normal course of business. If any such individual is terminated in connection with such an event and is not hired by the succeeding company, he or she shall not be covered by this Plan and any severance benefits to which such individual may be entitled, if any, shall be provided under the Company’s normal severance practices.
     2.18 “Severance Benefit” shall mean the compensation and benefits payable in accordance with Article IV of the Plan.
     2.19 “Termination Date” shall mean the date of termination of a Participant’s employment.
ARTICLE III
Participation
     All hourly and nonofficer salaried employees of the Company (excluding part-time employees) as of October 3, 2005 shall be participants (“Participants”) in the Plan. Any individual who is a Participant as of the occurrence of a Change in Control shall continue as a Participant until the date on which the Participant has received the entire amount of the Severance Benefit, if any, payable to such Participant under the Plan.

ARTICLE IV
Severance Benefit
     4.1 Right to Severance Benefit. A Participant shall be eligible for the severance benefits set forth in this Article IV in the event that the Participant experiences a Qualifying Termination. If the employment of a Participant is terminated for any reason other than those constituting a Qualifying Termination, the Participant shall not be entitled to any of the benefits provided under this Article IV. Specifically, and without limiting the generality of the foregoing, neither a termination of a Participant’s employment by the Company for Cause nor a resignation by a Participant other than for Good Reason shall constitute a Qualifying Termination. Notwithstanding anything to the contrary, in the event of a Qualifying Termination of a Participant, the Company shall require a Participant to execute a release of claims, in a form satisfactory to the Company, as a precondition to receiving the benefits provided under this Article IV.
     4.2 Amount of Severance Benefit.
     (a) If a Participant experiences a Qualifying Termination, he or she shall be entitled to the following Severance Benefit:
           (1) the Company shall pay to the Participant all Accrued Compensation within fifteen (15) days after the Participant’s Termination Date;
           (2) the Company shall pay to the Participant, as severance pay and in lieu of any further salary for periods subsequent to the Participant’s Termination Date, an amount equal the Participant’s Base Salary multiplied by the number of full and partial years that the Participant has been employed by the Company or any predecessor thereto but excluding service with any entity or property acquired by the Company or any predecessor thereto (even if such entity or property has been merged into the Company or predecessor); provided, however, that such multiple shall in no event be lower than three (3); and further provided, that if any such Participant receives any payment under any severance plan or policy of the Company prior to payment under this Plan, the amount payable to the Participant under this Section 4.2(a) shall be offset by the amount already paid to the Participant under such plan or policy. The amount due under the first sentence of this Section 4.2(a)(2) (the “Base Benefit”) shall be payable in a lump sum within fifteen (15) days after the later of: (i) the Participant’s Termination Date and (ii) the occurrence of the Change in Control if the Participant’s Qualifying Termination took place prior to the Change in Control; and
          (3) during the Continuation Period, the Company shall at its sole expense continue on behalf of the Participant and his or her dependents and beneficiaries (i) medical, health, dental and prescription drug benefits, (ii) long-term disability coverage and (iii) life insurance and other death benefits coverage. Any period during which benefits are continued pursuant to this Section 4.2(a)(3) shall be considered to be in satisfaction of the Company’s obligation to provide “continuation coverage” pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and the period of coverage under Section 4980B shall be reduced by the period during which benefits are provided pursuant to this Section 4.2(a)(3).
          (b) If a Participant is employed by a successor company after a Change in Control and experiences a termination that would have constituted a Qualifying Termination but for the fact that such termination occurred after six months of a Change in Control, he or she shall be entitled to the following Severance Benefit:
          (1) such successor company shall pay to the Participant all Accrued Compensation within fifteen (15) days after the Participant’s Termination Date;
          (2) the Company shall pay to the Participant, as severance pay and in lieu of any further salary for periods subsequent to the Participant’s Termination Date, an amount equal the Base Benefit less the sum of the Participant’s Base Salary multiplied by the number of full and partial months that the Participant has been employed by the successor company after the date of the Change in Control. The amount due under the first sentence of this Section 4.2(b)(2) shall be payable in a lump sum within fifteen (15) days after the Participant’s Termination Date; and
          (3) for a period equal to the number of months’ Base Salary that a Participant shall be paid under Section 4.2(b)(2) commencing on the Participant’s Termination Date, the Company shall at its sole expense continue on behalf of the Participant and his or her dependents and beneficiaries (i) medical, health, dental and prescription drug benefits, (ii) long-term disability coverage and (iii) life insurance and other death benefits coverage. Any period during which benefits are continued pursuant to this Section 4.2(b)(3) shall be considered to be in satisfaction of such successor company’s obligation to provide “continuation coverage” pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and the period of coverage under Section 4980B shall be reduced by the period during which benefits are provided pursuant to this Section 4.2(b)(3).
     4.3 Mitigation. The Participant shall not be required to mitigate the amount of any payment or benefit provided for in this Plan by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.
     4.4 Other Benefits. The Participant’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.
ARTICLE V
Termination of Employment
     Following a Change in Control, any purported termination of employment, either by the Company or by the Participant, shall be communicated by written notice of termination to the other.
ARTICLE VI
Successors to Company; Assignability by Participant
     6.1 Successors to Company. This Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein shall mean a trust, corporation or other entity acquiring all or substantially all the assets and business of the Company whether by operation of law or otherwise.
     6.2 Assignability by Participant. Neither this Plan nor any right or interest hereunder shall be assignable or transferable by a Participant or his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by a Participant’s legal personal representative.
ARTICLE VII
Duration, Amendment and Plan Termination
     7.1 Duration. This Plan shall continue in effect until terminated in accordance with Section 7.2.
     7.2 Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, by resolution adopted by a majority of the Board; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protection of any individual hereunder shall be effective if the Board action authorizing such amendment, modification or termination is taken within the one (1) year period immediately prior to a Change in Control, any such attempted amendment, modification or termination being null and void ab initio; and further provided, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control that actually occurs, any such attempted amendment, modification or termination being null and void ab initio. From and after the occurrence of a Change in Control, the Plan may be amended, modified, or terminated on or after the six month anniversary of a Change in Control; provided, however, that no such amendment, modification or termination shall decrease or eliminate the benefits hereunder to Participants who became entitled to such benefits prior to such amendment, modification or termination. Notwithstanding the foregoing, prior to the earlier of the effective date of a Change in Control and December 31, 2005 (or such later date that may be permitted under regulations and other guidance that may be issued under Section 409A of the Code), the Board, in its sole discretion, shall have the authority, but not the obligation, to modify the Plan to conform with Section 409A of the Code so long as such modification is not adverse to Participants.
     7.3 Form of Amendment. Any amendment or termination of the Plan shall be effected by written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board.
ARTICLE VIII
Miscellaneous
     8.1 Employment at Will. Each Participant shall be an employee-at-will and the Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an employee or change any employment policies of the Company.
     8.2 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     8.3 Non-exclusivity of Rights. Nothing in this Plan shall prevent or limit any Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as any Participant may have under any other agreements with the Company or any of its Affiliates; provided, however, that a Participant who is entitled to receive a Severance Benefit hereunder shall not be entitled to any severance pay or benefit under any other plan of, or agreement with, the Company or any Affiliate. Amounts that are vested benefits or to which a Participant is otherwise entitled under any plan or program of the Company or any of its Affiliates shall be payable in accordance with such plan or program, except as explicitly modified by this Plan.
     8.4 Settlement of Claims. The Company’s obligations to make the payments provide for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right that the Company may have against a Participant or others.
     8.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall, to the extent not preempted by federal law, in all respects be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to conflicts of law principles thereof.

PRENTISS PROPERTIES TRUST
By:	/s/ Thomas F. August
Thomas F. August
Chief Executive Officer